EXHIBIT 10.53


November 21, 1995


Mr. Ronald W. Frederick
8350 River Ridge Drive
Coopersville, MI 49404

Dear Ron:

This letter will set out our agreement regarding your employment and management responsibilities as Vice President, Manufacturing effective December 14, 1995.

1. Position: The position is Vice President, UNC Manufacturing reporting to Dan Colussy, Chairman, President and Chief Executive Officer of UNC Incorporated. The position is located in Annapolis, Maryland.

You will be responsible for managing the profitability and growth of the units comprising UNC's Manufacturing operations, including UNC Tri Manufacturing, UNC Johnson Technology, UNC All Fab, UNC Tri Remanufacturing and UNC Artex.

2.  Compensation:

    (a) Base Salary: Your base annual salary will be $210,000 and reviewed in accordance with UNC's salary plan guidelines.

    (b) Incentive Compensation Plan: You will be designated a participant in UNC's Incentive Compensation Plan (the "Plan"), under which you may receive incentive compensation of up to 50% of your base annual salary depending on the performance of UNC Manufacturing and the Corporation in achieving their annual business plan goals. You will also be eligible to receive an additional incentive award from the CEO's discretionary fund that recognizes exceptional performance on your part in comparison with the performance of other key executives of UNC.

3. Relocation: You will be reimbursed for the reasonable costs of relocation for you and your family in accordance with UNC's employee relocation policy, a copy of which is enclosed.

4.  Other Benefits:

    (a)  Perquisites: You will receive a $10,000
per year allowance, paid in January and July, in lieu of car expenses and other perquisites.

    (b) Retirement Income Savings Plan: You will continue to be eligible to participate in the UNC Retirement Income Savings Plan.

    (c) Group Insurance: You will continue to be eligible to participate in the group benefit plans you currently have through December 31, 1995. Effective January 1, 1996, you will be eligible to participate in the group benefit plans offered to employees of UNC Corporate.

    (d)  Vacation: Your annual vacation
entitlement will be four (4) weeks and is to be used in the year earned with no carryover.

4. Termination: In the event of the termination of your employment at the initiative of UNC Incorporated, for any reason other than for cause, you will be entitled to receive up to twelve (12) months of salary and group health benefits continuance from the date of termination of your active employment to the time alternative employment is obtained.

If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to me.

Sincerely,



/s/Dan Colussy
Chairman, President and
Chief Executive Officer

Accepted:


/s/ R.W. Frederick
DAC/aa
Enclosure